Exhibit 10-N
Jim Farley
President and Chief Executive Officer

September 11, 2025
Alicia Boler Davis

Dear Alicia,

On behalf of Ford Motor Company, I am pleased to offer you the position of President, Ford Pro, an at-will, Leadership Level 1 position, Reward Band 1, reporting to me, subject to Board and Committee approval. This position will be based in Dearborn, MI. We believe you have the personal and professional qualifications to make a significant addition to our senior leadership team.

Included within this communication is a summary of the broader range of compensation and benefits related to this offer.1 The main features of our offer are summarized below.

Base Salary: $1,200,000 per year
You will be paid on a monthly basis, according to the Company’s regular payroll practices.

Annual Performance Bonus Target: 125% of your base salary
You will be eligible to participate in the Company’s Annual Performance Bonus plan with a pro-rated bonus for service in the current year provided you have commenced your employment with Ford before the end of the current year.4 In March of each performance year, employees are notified of their Bonus target. Assuming the Company makes a bonus payment for the current performance year, it will be paid in March of the following year. More information on this plan can be found here.

Total Signing Bonus: $5,100,000 (Total amount of all Signing Bonus payments) payable as follows:
•Installment 1: $3,250,000 This amount will be paid once your direct deposit has been confirmed with Payroll after your start date.
•Installment 2: $1,850,000 This amount will be paid on or as soon as administratively feasible after the one-year anniversary of your date of hire.

Please review the Signing Bonus Agreement (below) as part of your offer acceptance.2

Initial Stock Award: $12,000,000
You will receive an initial stock award with a grant date value of $12,000,000.
•$6,000,000 of this award will be made in the form of time-vested restricted stock units, on the next regular grant date after your effective date of employment. The quantity of restricted stock units will be determined by the Fair Market Value (FMV) of Ford Common Stock on the grant date for this stock award.3 This award will vest over a two-year period – 50% one year from the grant date, and the remaining 50% two years from the grant date.
•$6,000,000 of this award will be made in the form of Performance Stock Units (PSUs) which will begin their performance period in 2025 and complete their performance period at the end of 2027.

Special Stock Awards: $5,000,000
You will receive a Special stock award with a grant date value of $5,000,000 made in the form of time-vested restricted stock units, on or near October 15, 2026, assuming a start date prior to October 15, 2025. The quantity of restricted stock units will be determined by the Fair Market Value (FMV) of Ford

Common Stock on the grant date for this stock award.3 This award will vest over a two-year period – 50% one year from the grant date, and the remaining 50% two years from the grant date. You must continue to be actively employed with the Company on the date of grant to be eligible to receive the above award.

Annual Long-Term Incentive Program (Stock Award): $8,000,000
You will be eligible to participate in the Company’s annual stock award program beginning in the following calendar year. The present stock award planning value for your position is $8,000,000. Awards vary year to year and are approved by the Compensation, Talent & Culture Committee. These stock awards are usually granted in March of each year in the form of 40% time-vested restricted stock units and 60% performance stock units.3 More information on the Initial Stock Award and Annual Long-Term Incentive Programs can be found here.

Board Overview
The Company understands that you currently serve, and plan to continue to serve, as a non-employee director of JPMorgan Chase & Co. (JPM, which, for the purposes of this paragraph, includes the material subsidiaries thereof) and agrees that such service shall be permitted to continue, provided, however, that you agree to: (1) notify the Company’s Office of General Counsel and People Matters teams via Ford’s Conflict of Interest Disclosure Tool upon hire of your JPM board position, (2) notify the Company’s Office of General Counsel and People Matters teams immediately and in advance if, to the best of your knowledge, such service may or is anticipated to give rise to a Potential Conflict at any point and each time any such Potential Conflict arises or may arise. Each such notice shall include enough information for the Company’s Office of General Counsel to determine the nature of the Potential Conflict, (3) recuse yourself from any participation in any JPM deliberation or decision that involves a Business Conflict, (4) recuse yourself from any participation in any Company deliberation or decision that involves a Business Conflict, and (5) respond to the reasonable requests for information from the Company’s Office of General Counsel and People Matters teams regarding any Potential Conflict or Business Conflict. Notwithstanding anything contained herein to the contrary, if at any time the Company’s Office of General Counsel and People Matters determine that your continued service on the JPM board is likely to constitute a violation of law for which recusal is not possible or reasonable, the Company may require you to resign from the JPM board upon reasonable advanced notice. For the purposes of this paragraph, Potential Conflict shall be defined as (a) any transaction or proposed transaction between the Company and JPM, (b) any transaction or proposed transaction between JPM and a competitor of the Company, or (c) to the best of your knowledge, any transaction or proposed transaction between JPM and a material third party of the Company. Business Conflict shall be defined as any Potential Conflict that has been determined by the Company’s Office of General Counsel, in its sole discretion, to warrant your recusal.

Ford Benefits:
Upon your hire, you will be eligible for other Company benefits, as detailed in the benefits summary found here.1 Please refer to the summary for additional information relating to compensation and benefits.

Retirement/Savings Plans:
Upon hire, you will be eligible to participate in the following benefit plans:
•Savings and Stock Investment Plan (SSIP): A Company-sponsored 401(k) retirement plan. The SSIP has two components:
I. Ford Retirement Plan (FRP) Contribution: Employees hired on or after January 1, 2004, are eligible to receive FRP Contribution. Ford makes FRP Contribution into your SSIP account each pay period based on your age as of December 31 each year:

Age as of December 31	FRP Contribution (% of base pay)
Under age 40	3.5%
Age 40-49	4.5%
Age 50 and over	5.5%
II. Company Match: Ford matches 90 cents per dollar on the first 5% of your own contributions.

The FRP Contribution and Company Match become vested (yours to keep) three years following your original date of hire, if you're still employed with Ford.
•Benefit Equalization Plan (BEP): The company credits notional contributions to a BEP account on your behalf to make up for FRP Contribution and Company Match that would have been made to the SSIP but were not permitted due to legal limitations on the amount of compensation and/or contributions. This is a non-qualified unfunded plan.
•Defined Contribution Supplemental Executive Retirement Plan (DC SERP): An additional benefit provided to certain executives where notional contributions are credited to a DC SERP account on your behalf, based upon your age and leadership level. This is a non-qualified unfunded plan.
•The combination of FRP, BEP and DC SERP contributions total 14% of your salary.

Relocation: You are eligible for relocation benefits as provided by Company policy for new hires.5 The Company offers a comprehensive relocation program that provides financial assistance, professional services and administrative support to employees who relocate at the request of the Company. A standard set of relocation provisions is offered to help minimize disruptions and to provide efficient and reasonable assistance. Ford has established a partnership with a Relocation Management Company (RMC) to administer the relocation policy and assist eligible employees through the relocation process. You should not initiate any relocation activity or contact real estate Brokers/agents prior to speaking with the RMC otherwise you may forfeit your eligibility for certain relocation benefits. For more information on the relocation policy summary, please click here.

Paid Time Off
You will be eligible for paid time off per Ford's Vacation, Flexible Family Care, and Holidays policy. Annual vacation entitlement (30 days/6 weeks) may be prorated based on your start date.

Vehicle Program:
You will be eligible for two free Evaluation vehicles, one of which must be an electric vehicle, for the purpose of obtaining on-road testing and evaluation. Evaluation vehicles are provided at no cost and include maintenance, repairs, insurance, and fuel. You will also be eligible for up to two lease vehicles under the terms of the Management Lease Vehicle Evaluation Program.

Severance Pay:
Your employment with Ford Motor Company will be at-will. In the event that the Company terminates your employment for any reason other than ‘for cause’, the Company and you will negotiate a mutually agreeable separation agreement. The non-compete agreement will remain in effect. If you are terminated ‘for cause” or you voluntarily resign your employment with Ford, the Company will not be obligated to offer severance or negotiate any such agreement with you.

For the purposes of this offer letter, the term ‘for cause’ is described as:
a)Any material act of dishonesty or knowing and willful breach of fiduciary duty on your part which is intended to result in your personal enrichment or gain at the expense of Ford or any of its affiliates or subsidiaries; or
b)your commission of any felony, or any misdemeanor (or securities law violation) involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford or any of its affiliates or subsidiaries; or
c)any material violation of the published standards of conduct applicable to Officers or executives of Ford or any of its affiliates or subsidiaries that warrants termination; or
d)insubordination or refusal to perform assigned duties or to comply with the lawful directions of your superiors; or
e)any deliberate, willful, or intentional act that causes substantial harm, loss, or injury to Ford or any of its affiliates or subsidiaries.

Tax Consequences and Possible Delays in Payment to Avoid Penalties:
You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford. This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (Code). In the event Ford determines that you are a “specified employee” under Code Section 409A, any nonqualified deferred compensation benefit payable upon termination of employment while a “specified employee” will be delayed until the first day of the seventh month following such termination. Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits. No one at Ford is authorized to provide this advice to you.

Accepting Offer of Employment:
This offer of at-will employment is subject to the following conditions:
•Producing a valid proof of identification and acceptable evidence that you are authorized to work in the United States
•Determination, to our satisfaction, that information provided by you in your job application and/or resume is valid. This offer is contingent upon successful completion and passing of the background check.
•Completing all other required new hire forms
•Establishment to Ford’s reasonable satisfaction that your commencement of employment with Ford will not violate any agreement (such as a non-competition agreement) between you and any prior employer.

Signing Bonus Agreement

This Signing Bonus Agreement ("Agreement") is entered into on September 29, 2025 (or start date) between Ford Motor Company, a Delaware corporation (“Ford” or “the Company”) and the Employee executing this Agreement below (“Employee”).

The Signing Bonus is subject to federal, state, and local laws, and Ford will withhold from the Signing Bonus all applicable taxes, withholdings and deductions required by such laws.

Eligibility for the installments of the signing bonus is conditioned on Employee’s active regular salaried employment with Ford Motor Company. If Employee voluntarily leaves the Company within two years of the 1st Signing Bonus installment or if Employee is discharged “for cause” within the same period, Employee shall, within thirty (30) days of Employee’s last date of employment with the Company, repay to the Company the gross amount of 1st Signing Bonus installment. If Employee voluntarily leaves the Company within two years of the 2nd Signing Bonus installment or if Employee is discharged “for cause” within the same period, Employee shall, within thirty (30) days of Employee’s last date of employment with the Company, repay to the Company the gross amount of the most recent Signing Bonus installment.

By signing this offer letter, Employee provides Ford with full, free, and written consent to make deductions from Employee’s wages and any other monies owed by Ford to Employee, to the extent permitted by law, to recoup any unpaid portion of the Signing Bonus.2

I agree to the terms and conditions of this employment agreement. I further acknowledge and understand that my electronic signature shall have the same legal effect as a handwritten signature. By signing and accepting this offer, you are also providing your signature/agreement of the following:
•Signing Bonus Agreement
•Michigan Trade Secrets Non-Compete Assignment of Invention

This offer remains in effect until September 18, 2025. We anticipate that your effective date of hire will be on or before September 29, 2025. Michigan law will control all issues arising under this offer.

Alicia, we are pleased to offer you this opportunity to join the Ford team and look forward to your favorable response. If you have any questions, please contact Tracey Pass at 313-549-4167 or traceyp@ford.com.

Sincerely,

Jim Farley
President and Chief Executive Officer

I have read the foregoing offer of at-will employment. I agree with and accept this offer of employment subject to the terms and conditions detailed above.

Signature:

/s/ Alicia Boler Davis    Date: September 17, 2025
Alicia Boler Davis

1 Items described in this letter and the attachments, are subject to the terms and conditions of the individual plans and programs. To the extent this summary conflicts with the terms and conditions of the individual plan and program documents, the individual plan and program documents will control. The Company reserves the right to amend or terminate its benefit or pension plans at any time in the future. All incentive-based compensation (including, but not limited to, Annual Performance Bonus Plan awards and Performance Stock Unit grants and final awards under the Long-Term Incentive Plan (LTIP)) is subject to any recoupment, “clawback” or similar provision of applicable law, as well as any applicable recoupment or “clawback” policies of Ford Motor Company (or Ford Motor Credit Company, as applicable) that may be in effect from time to time, including, without limitation, to the extent applicable to you: (1) the Ford Motor Company Corporate Officer Compensation Recoupment Policy, (2) the Ford Motor Company Financial Statement Compensation Recoupment Policy (Section 16 Officers), and (3) the Ford Motor Credit Company Financial Statement Compensation Recoupment Policy (Ford Motor Credit Company “executive officers”).
2 If Ford takes action to enforce its rights under this Agreement through any legal proceeding or other collection action of any type or sort, then Employee agrees to pay, in addition to all other sums then due under this Agreement, all reasonable expenses of collection, including, without limitation, reasonable attorneys’ fees and costs, and those incurred in any bankruptcy, reorganization, insolvency or other similar proceeding.
3 Stock award grants are subject to the terms and conditions of the Company’s LTIP and approval by the Compensation, Talent & Culture Committee of the Board of Directors, or its permitted delegates, as provided in the LTIP. Among other provisions, the LTIP requires stock award grants to be canceled if your employment is terminated for any reason within six months of the grant date.
4 The Annual Performance Bonus payments for each performance year are made the following March, subject to the Annual Performance Bonus Plan’s terms and conditions. Please note this payment will not be made if you are discharged ‘for cause’ or if you terminate employment prior to the payment being made. The Annual Salary used in this target calculation is based on your actual salary of each month and a on a 12-month basis, excluding additional local base salary payments, if applicable. During the year, if your Leadership Level, monthly base salary, or employment status changes, your target will be prorated.
5 If you voluntarily leave Ford Motor Company within one year of your hire date, you must repay the relocation expenses as indicated in the Relocation Repayment Agreement provided with your relocation materials.